UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 9, 2005

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2005, Verizon Communications Inc. (Verizon), and its wholly owned subsidiary, ELI Acquisition, LLC (Purchaser), entered into a Stock Purchase Agreement with Controladora de Servicios de Telecomunicaciones, S.A. de C.V., Global Telecom LLC, Inmobiliaria Inbursa, S.A. de C.V., Promotora Inbursa, S.A. de C.V., Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa, Inmobiliaria para el Desarrollo de Proyectos, S.A. de C.V., Orient Star Holdings LLC and Commercial LLC (collectively, the Sellers), pursuant to which Purchaser will acquire from Sellers 43,447,684 shares of common stock, par value $.01 per share, of MCI, Inc. (the MCI Common Stock), for total consideration per share equal to $25.72 in cash. Under the Stock Purchase Agreement Verizon will pay the Sellers an adjustment at the end of one year in an amount per share of MCI Common Stock equal to 0.7241 times the amount by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period).

Under the Stock Purchase Agreement, the Sellers have agreed not to knowingly take actions which would reasonably be expected to delay or prevent the transactions contemplated by the Agreement and Plan of Merger by and between Verizon, Purchaser and MCI, Inc. (the Merger Agreement) and have agreed to support the transactions contemplated by the Merger Agreement.

The closing of the purchase and sale of the MCI Common Stock is subject to customary conditions, including (i) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain other regulatory approvals, (ii) absence of any law or order prohibiting the closing, and (iii) subject to certain exceptions, the accuracy of representations and warranties.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

Item 8.01	Other Events.

Attached as an exhibit hereto is a press release dated April 9, 2005 issued by Verizon containing information about an agreement in which Verizon has agreed to purchase approximately 43.4 million shares of MCI, Inc. (MCI) from entities affiliated with Carlos Slim Helu.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

2.1	Agreement dated April 9, 2005 between Verizon and entities affiliated with Carlos Slim Helu in which Verizon has agreed to purchase approximately 43.4 million shares of MCI from the entities affiliated with Carlos Slim Helu.

99	Press release dated April 9, 2005 issued by Verizon containing information about an agreement in which Verizon has agreed to purchase approximately 43.4 million shares of MCI from entities affiliated with Carlos Slim Helu.

Verizon intends to file a registration statement, including a proxy statement of MCI, and other materials with the Securities and Exchange Commission (SEC) in connection with the proposed transaction. We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about Verizon and MCI, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Verizon, MCI, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareholders with respect to the proposed transaction. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Information about MCI’s directors and executive officers is available in MCI’s annual report on Form 10-K for the year ended December 31, 2003. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of Verizon and MCI are set forth in their respective filings with the Securities and Exchange Commission, which are available at www.verizon.com/investor and www.mci.com/about/investor_relations/sec/.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: April 11, 2005	/s/ David H. Benson
David H. Benson
Senior Vice President and Controller